                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                             For the three months          For the nine months
                                                             ended September 30,           ended September 30,
                                                              2003           2002           2003           2002
                                                          ------------   ------------   ------------   ------------
                                                                      (In thousands, except share data)
Earnings before cumulative effect of a change in
accounting principle                                      $     90,774   $     26,620   $    217,681   $     78,561
Cumulative effect of a change in accounting
principle
                                                                    --         18,716             --         18,716
                                                          ------------   ------------   ------------   ------------
Net Earnings                                              $     90,774   $     45,336   $    217,681   $     97,277
                                                          ============   ============   ============   ============

Average common shares outstanding                               60,005         58,572         59,559         58,196
Earnings per share before  cumulative effect of a
change in accounting principle - basic                    $       1.51   $       0.45   $       3.65   $       1.35
Earnings  per share from  cumulative  effect of a
change in accounting principle - basic                    $         --   $       0.32   $         --   $       0.32
                                                          ------------   ------------   ------------   ------------
Net earnings per share - basic                            $       1.51   $       0.77   $       3.65   $       1.67
                                                          ============   ============   ============   ============
Average common share equivalents outstanding                    63,933         61,930         63,558         61,796
Earnings per share before  cumulative effect of a
change in accounting principle - diluted                  $       1.42   $       0.43   $       3.42   $       1.27
Earnings  per share from  cumulative  effect of a
change in accounting principle - diluted                  $         --   $       0.30   $         --   $       0.30
                                                          ------------   ------------   ------------   ------------
Net earnings per share - diluted                          $       1.42   $       0.73   $       3.42   $       1.57
                                                          ============   ============   ============   ============

The data provided herein has been adjusted for the 2 for 1 stock split, which was announced on April 23, 2003 and completed on May 15, 2003.